Exhibit 99.1

IDEXX Laboratories Announces First Quarter Results

-- Achieves 11% organic growth for total Company and CAG Diagnostics recurring revenues

-- Premium instrument placements increase 18%, supported by 25% growth in Catalyst®

-- Delivers EPS of $0.51, up 14% on a constant currency basis

-- 2016 organic revenue growth guidance range increased to 9% - 10% on positive trends

-- 2016 revenue guidance range increased by $40 million based on favorable changes in foreign exchange rates and higher organic growth

-- 2016 EPS guidance range increased to $2.18 - $2.25 on favorable growth outlook and favorable changes in foreign exchange rates

WESTBROOK, Maine, April 29, 2016 /PRNewswire/ -- IDEXX Laboratories, Inc. (NASDAQ: IDXX) today reported revenues for the first quarter of 2016 of $418 million, an increase of 9% compared to the prior year period. Organic revenue growth for the quarter was 11%, supported by strong growth in the Companion Animal Group ("CAG") and Water segments.

Earnings per diluted share ("EPS") for the quarter was $0.51, an increase of 4% compared to the prior year period, while absorbing a negative $0.05 per share impact related to net changes in foreign exchange, resulting in constant currency EPS growth of 14%. The federal research and development tax credit, which benefited the current but not the prior year period, had a 2% favorable impact to EPS growth.

"We were very pleased with the Company's performance in the first quarter. The benefits of our go-direct commercial strategy and innovation pipeline drove strong gains in our recurring revenues. We also achieved continued outstanding results in placing new instruments globally, supported by the expansion of Catalyst One®. We achieved 714 Catalyst placements in international markets and 443 in North America, with 58% of North America placements to new and competitive accounts. Our powerful worldwide commercial model and new products such as IDEXX SDMA™ and Catalyst One have put us in a very favorable position for continued strong growth. Given our strong start and positive trends, we are raising our 2016 guidance range for organic revenue growth to 9% - 10%," said Jonathan Ayers, the Company's Chairman and Chief Executive Officer.

"We are pleased to announce that in mid-April, as planned, we started shipping SediVue Dx™, our novel urine sediment analyzer for use in-clinic. SediVue provides improved accuracy and streamlined workflow benefits to veterinary clinics compared to the traditional challenging manual process involving microscopic interpretation. In concert with chemistry and hematology, urinalysis forms the essential third pillar of the minimum diagnostic database to support the assessment of a pet's health," continued Ayers.

First Quarter Financial Performance Highlights

First quarter revenue increased 9% to $418 million and organic revenue growth was 11%.

  Companion Animal Group organic revenue growth was 11% for the first quarter, driven by 11% organic growth in CAG Diagnostics recurring revenues, 16% organic revenue growth in CAG Diagnostics instruments, and 14% organic revenue growth in customer information management and diagnostic imaging systems. CAG Diagnostics recurring revenue gains reflected 15% organic growth in reference laboratory diagnostic and consulting services, driven by high teen organic revenue growth in the US, and 12% organic revenue growth in IDEXX VetLab® consumables. Rapid assay organic revenue growth declined 1% primarily due to the quarterly timing of promotional programs. CAG Diagnostics recurring revenue growth was supported by an extra day in the quarter due to leap year and favorable comparative weather conditions.

  Water's organic revenue growth was 11% in the first quarter, driven by worldwide increases in core coliform and E.coli products, as well as benefits from the launch of our new Quanti-Tray® Sealer PLUS product, the extra leap year day, and favorable comparative weather conditions.

  Livestock, Poultry and Dairy ("LPD") organic revenue increased 4% for the first quarter reflecting solid growth in new products worldwide, strong growth in China porcine and poultry products, and higher livestock services revenue in Australia, partially offset by lower Europe bovine revenue.

Gross profit increased 6% compared to the prior year period. Gross margin decreased from 56.4% to 54.5%, reflecting the unfavorable impact of foreign exchange rates (including the lapping of prior year hedge gains), higher manufacturing costs, and mix impacts from strong instrument sales, partially offset by benefits from moderate price gains.

Operating margin was 17.7% in the first quarter, down from prior year period operating margin of 19.0%, reflecting gross margin changes. Operating expenses increased 8%, slightly below the rate of revenue growth.

Outlook for 2016

The Company is increasing its 2016 revenue guidance range by $40 million and its 2016 EPS guidance range by $0.08 per share to reflect its strong first quarter operating results, positive revenue growth trends, and projected benefits from a moderated strengthening of the US dollar relative to foreign currencies, partially offset by an anticipated increase in the effective tax rate.

At the revised current foreign exchange rates assumptions below, compared to assumptions used in our prior guidance for 2016 provided during our fourth quarter earnings call on January 29, 2016, the moderating of the US dollar strength has the effect of increasing projected revenue by approximately $27 million and EPS by $0.05 per share, net of hedge benefits. We estimate that with these revised foreign exchange assumptions, the effect of the stronger US dollar compared to rates in effect in 2015 will adversely impact 2016 reported revenue growth by approximately 1%, EPS by an estimated $0.21 per share, and Adjusted EPS growth by 10%.

The Company provides the following updated guidance for 2016:

Amounts in millions except per share data and percentages
	Guidance Range	Growth Definition	Year-over-Year Growth
Revenue	$1,730 - $1,750	Organic Revenue Growth	9% to 10%
		Reported	8% to 9%
EPS	$2.18 - $2.25	Adjusted	3% to 7%
		Constant Currency Adjusted Reported	13% to 17% 6% to 10%
Free Cash Flow 95% - 100% of net income
Capital Expenditures $90 million

The guidance above assumes that the value of the US dollar relative to other currencies will reflect the euro at $1.12, the British pound at $1.40, the Canadian dollar at $0.75, the Australian dollar at $0.75 and the Japanese yen at ¥113 to the US dollar for the remainder of 2016.

We continue to expect that operating margins for the full year will be 18.0% to 18.5%. Adjusted for foreign currency impacts (including comparisons to 2015 hedge gains) and the 2015 software impairment charge, we continue to target operating margin improvement of approximately 50 basis points from 2015 levels.

We expect an effective tax rate of approximately 30.5% to 31.0%, up slightly from previous guidance due to a higher mix of profit in the US versus lower tax rate jurisdictions. We are projecting a reduction in weighted average shares outstanding of approximately 3.5%, and interest expense, net of interest income, of approximately $31 million reflecting current and projected borrowings.

Conference Call and Webcast Information

IDEXX Laboratories, Inc. will be hosting a conference call today at 8:30 a.m. (Eastern) to discuss its first quarter results and management's outlook. To participate in the conference call, dial 800-230-1092 or 612-288-0340 and reference confirmation code 390906. An audio replay will be available through Friday, May 6, 2016 by dialing 800-475-6701 or 320-365-3844 and referencing replay code 390906.

The call will also be available via live or archived webcast on the IDEXX Laboratories' website at www.idexx.com and will be available for one year.

Annual Meeting

IDEXX Laboratories, Inc. today announced that it will host a simultaneous webcast of its Annual Meeting of Stockholders, to be held on Wednesday, May 4, 2016, at 10:00 a.m. (Eastern) at the Portland Marriott Hotel, 200 Sable Oaks Drive, South Portland, Maine.

Chairman and Chief Executive Officer Jonathan Ayers will chair the meeting. Investors may listen to live audio of the Annual Meeting via a link on the Company's website, www.idexx.com. An archived edition of the meeting will be available after 1:00 p.m. (Eastern) on that day via the same link and will be available for 14 days.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs 7,000 people and offers products to customers in over 175 countries.

Statement Regarding Non-GAAP Financial Measures

The following provides information regarding certain measures used in this earnings release and/or the accompanying earnings conference call that are not required by, or presented in accordance with, generally accepted accounting principles in the United States of America ("GAAP"), otherwise referred to as non-GAAP financial measures. To supplement the Company's consolidated results presented in accordance with GAAP, the Company has disclosed non-GAAP financial measures that exclude or adjust certain items. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors' evaluation of the Company's business performance and are useful for period-over-period comparisons of the performance of the Company's business and to the performance of our peers. While management believes that these non-GAAP financial measures are useful in evaluating the Company's business, this information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies.

The following section defines terms and conventions used in this earnings release and/or the accompanying earnings conference call, including non-GAAP financial measures, and includes applicable information regarding reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, as appropriate:

Adjusted EPS and Adjusted EPS growth - Adjusted EPS and Adjusted EPS growth are non-GAAP financial measures. Management believes that reporting Adjusted EPS provides useful information to investors by facilitating easier comparisons of our EPS performance with prior and future periods. The 2016 projected Adjusted EPS growth calculation uses the Adjusted 2015 EPS, which excludes from 2015 reported earnings the third quarter 2015 non-cash software impairment charge of $8.2 million or $0.06 per share.

Constant currency - Constant currency references are non-GAAP financial measures and exclude the impact of changes in foreign currency exchange rates. Management believes that providing constant currency information provides valuable supplemental information regarding our revenue, operating margin, and EPS performance because it is consistent with how management evaluates our performance and facilitates comparisons with prior and future periods. We estimated the net impacts of currency on our revenue, operating profit, EPS and Adjusted EPS results by restating results to the average exchange rates or exchange rate assumptions for the comparative period, which includes adjusting for the estimated impacts of foreign currency hedging transactions and certain impacts on our effective tax rates. These estimated currency changes reduced first quarter 2016 EPS growth by 10%, projected 2016 revenue growth by 1%, and projected 2016 Adjusted EPS growth by 10%. Constant currency revenue growth represents the percentage change in revenue during the applicable period, as compared to the prior year period, excluding the impact of changes in foreign currency exchange rates. See the supplementary analysis of results below for revenue percentage change from currency for the three months ended March 31, 2016.

Free cash flow - Free cash flow is a non-GAAP financial measure and means, with respect to a measurement period, the cash generated from operations during that period, including tax benefits attributable to share-based compensation arrangements, reduced by the Company's investments in fixed assets. Management believes free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. See the supplementary analysis of results below for our calculation of free cash flow for the three months ended March 31, 2016 and 2015. With respect to this particular forward-looking projected non-GAAP financial measure, the Company is unable to provide a quantitative reconciliation as the inputs to the measurement are difficult to predict and estimate and are primarily dependent on future events.

Growth and organic growth - All references to growth and organic growth refer to growth compared to the equivalent prior year period unless specifically noted.

Organic revenue growth - Organic revenue growth is a non-GAAP financial measure. Management believes that reporting organic revenue growth provides useful information to investors by facilitating easier comparisons of our revenue performance with prior and future periods and to the performance of our peers. Organic revenue growth for the first quarter of 2016 excludes the impact of changes in foreign currency exchange rates, which had a 1.9% unfavorable impact on revenue growth, and revenue from business acquisitions, which contributed 0.5% to revenue growth. See the supplementary analysis of results below for a reconciliation of reported revenue growth to organic revenue growth for the three months ended March 31, 2016.

Note Regarding Forward-Looking Statements

This earnings release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are included above under "Outlook for 2016" and elsewhere and can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "should," and similar words and expressions. Our forward-looking statements include statements relating to our revenue growth and EPS outlooks; free cash flow forecast; projected impact of foreign currency exchange rates; and projected operating margins, capital expenditures, effective tax rate, weighted average shares outstanding and interest expense. These statements are based on management's expectation of future events as of the date of this earnings release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management's expectations. Factors that could cause or contribute to such differences include the following: the Company's ability to successfully execute its strategy, including supporting its all-direct sales strategy in the US; the Company's ability to develop, manufacture, introduce and market new products and enhancements to existing products; the Company's ability to achieve cost improvements in its worldwide network of laboratories and in the manufacture and service of in-clinic instruments; the Company's ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; disruptions, shortages or pricing changes that affect the Company's purchases of products and materials from third parties, including from sole source suppliers; the effectiveness of the Company's sales and marketing activities; the Company's ability to manufacture complex biologic products; the impact of a change to our relationship with the Company's former distributors; the impact of distributor purchasing decisions on sales of the Company's products that are sold through distribution; the Company's ability to manage the risks associated with the use of distributors to sell the Company's products; the impact of increased competition from existing and new technologies and technological advances by our competitors; the promotion and sale of our competitors' products by our former US distribution partners; the effect of government regulation on the Company's business, including government decisions about whether and when to approve the Company's products and decisions regarding labeling, manufacturing and marketing products; the impact of consolidation in our customer base, including veterinary hospital consolidation, and the prevalence of buying consortiums on the markets for the Company's products; the Company's ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; changes in testing patterns or practices in veterinary medicine that affect the rate of use of the Company's products and services by veterinarians; a failure or perceived failure to comply with regulations and our policies regarding the privacy and protection of user data; the effect of any strengthening of the rate of exchange for the US dollar; the impact of a weak economy on demand for the Company's products and services or increased customer credit risk; the effects of operations outside the US, including from currency fluctuations, different regulatory, political and economic conditions, and different market conditions and local business and cultural factors; the impact of the Company's limited experience and small scale in the human point-of-care market; the effects of interruptions to the Company's operations due to natural or man-made disasters, system failures or disruptions or security breaches; the effect of any adverse changes in the financial markets on the value of the Company's investment portfolio; the effect on the Company's stock price if quarterly or annual operating results do not meet expectations of market analysts or investors in future periods; potential exposures related to our worldwide provision for income taxes and the potential loss of tax incentives; and the Company's ability to obtain financing on favorable terms. A further description of these and other factors can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2016,in the sections captioned "Risk Factors," as well as the Company's other periodic reports filed or to be filed with the Securities and Exchange Commission.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2016	2015
Revenue:	Revenue	$ 417,550	$ 382,477
Expenses and
Income:	Cost of revenue	190,013	166,933
	Gross profit	227,537	215,544
	Sales and marketing	79,829	75,136
	General and administrative	49,295	42,599
	Research and development	24,620	25,006
	Income from operations	73,793	72,803
	Interest expense, net	(7,484)	(5,879)
	Income before provision for income taxes	66,309	66,924
	Provision for income taxes	20,284	20,346
Net Income:	Net income	46,025	46,578
	Less: Noncontrolling interest in subsidiary's
	earnings (losses)	6	(16)
	Net income attributable to stockholders	$ 46,019	$ 46,594
	Earnings per share: Basic	$ 0.51	$ 0.49
	Earnings per share: Diluted	$ 0.51	$ 0.49
	Shares outstanding: Basic	89,924	94,280
	Shares outstanding: Diluted	90,838	95,521

IDEXX Laboratories, Inc. and Subsidiaries
Selected Operating Information(Unaudited)

		Three Months Ended
		March 31,	March 31,
		2016	2015
Operating	Gross profit	54.5%	56.4%
Ratios (as a	Sales, marketing, general and
percentage of	administrative expense	30.9%	30.8%
revenue):	Research and development expense	5.9%	6.5%
	Income from operations[1]	17.7%	19.0%

[1] Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Three Months Ended
		March 31,	Percent of	March 31,	Percent of
		2016	Revenue	2015	Revenue
Revenue:	CAG	$ 357,639		$ 324,531
	Water	23,552		21,698
	LPD	30,856		31,270
	Other	5,503		4,978
	Total	$ 417,550		$ 382,477

Gross Profit[1]:	CAG	$ 190,792	53.3%	$ 176,934	54.5%
	Water	16,106	68.4%	15,148	69.8%
	LPD	17,977	58.3%	20,008	64.0%
	Other	2,923	53.1%	2,473	49.7%
	Unallocated Amounts	(261)	N/A	981	N/A
	Total	$ 227,537	54.5%	$ 215,544	56.4%

Income from
Operations[1]:	CAG	$ 61,378	17.2%	$ 53,518	16.5%
	Water	9,679	41.1%	9,361	43.1%
	LPD	4,570	14.8%	6,956	22.2%
	Other	(837)	(15.2%)	(322)	(6.5%)
	Unallocated Amounts	(997)	N/A	3,290	N/A
	Total	$ 73,793	17.7%	$ 72,803	19.0%

[1]Effective January 1, 2016, we modified our management reporting to provide a more comprehensive view of the performance of our operating segments by including the capitalization of variances between standard and actual manufacturing costs, which adjust the timing of cost recognition from when the variance is created to the period in which the related inventory is sold. Prior to January 1, 2016, the capitalization and subsequent recognition of these variances were not allocated to our operating segments and were instead reported under the caption "Unallocated Amounts". The segment gross profit and income (loss) from operations within this report for the quarter ended March 31, 2015 has been retrospectively revised to reflect this change to our reportable segments.

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories and by Domestic and International Markets
Amounts in thousands (Unaudited)

	Three Months Ended
Net Revenue	March 31, 2016	March 31, 2015	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG	$357,639	324,531	$33,108	10.2%	(1.5%)	0.5%	11.2%
Water	23,552	21,698	1,854	8.5%	(2.7%)	-	11.2%
LPD	30,856	31,270	(414)	(1.3%)	(4.8%)	-	3.5%
Other	5,503	4,978	525	10.5%	(0.3%)	-	10.8%
Total	$417,550	382,477	$35,073	9.2%	(1.9%)	0.5%	10.6%

	Three Months Ended
Net Revenue	March 31, 2016	March 31, 2015	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

United States	$258,939	$235,408	$23,531	10.0%	-	0.3%	9.7%
International	158,611	147,069	11,542	7.8%	(5.0%)	0.7%	12.1%
Total	$417,550	$382,477	$35,073	9.2%	(1.9%)	0.5%	10.6%

	Three Months Ended
Net CAG Revenue	March 31, 2016	March 31, 2015	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG Diagnostics recurring revenue:	$305,510	$278,766	$26,744	9.6%	(1.6%)	0.6%	10.6%
IDEXX VetLab consumables	107,959	98,392	9,567	9.7%	(1.8%)	-	11.5%
IDEXX VetLab service and accessories	13,757	13,530	227	1.7%	(1.2%)	-	2.9%
Rapid assay products	43,086	43,637	(551)	(1.3%)	(0.6%)	-	(0.7%)
Reference laboratory diagnostic and consulting services	140,708	123,207	17,501	14.2%	(1.8%)	1.3%	14.7%
CAG Diagnostics capital - instruments	22,974	20,113	2,861	14.2%	(1.8%)	-	16.0%
Customer information management and diagnostic imaging systems	29,155	25,652	3,503	13.7%	(0.7%)	-	14.4%
Net CAG revenue	$357,639	$324,531	$33,108	10.2%	(1.5%)	0.5%	11.2%

[1]The percentage change from currency is a non-GAAP financial measure. This measure represents the percentage change in revenue resulting from the difference between the average exchange rates during the three months ended March 31, 2016 and the same period of the prior year applied to foreign currency-denominated revenues for the three months ended March 31, 2015.

[2]The percentage change from acquisitions is a non-GAAP financial measure. This measure represents the percentage change in revenue during the three months ended March 31, 2016 compared to the three months ended March 31, 2015 attributed to acquisitions subsequent to December 31, 2014.

[3] Organic revenue growth is a non-GAAP financial measure and represents the percentage change in revenue during the three months ended March 31, 2016 compared to the three months ended March 31, 2015 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

					March 31,	December 31,
					2016	2015
Assets:		Current Assets:
		Cash and cash equivalents			$ 132,953	$ 128,994
		Marketable securities			217,617	213,591
		Accounts receivable, net			212,072	188,318
		Inventories			183,759	188,833
		Other current assets			62,605	101,898
		Total current assets			809,006	821,634
		Property and equipment, net			343,010	333,026
		Other long-term assets, net			326,631	320,333
		Total assets			$ 1,478,647	$ 1,474,993
Liabilities and
Stockholders'
Deficit:		Current Liabilities:
		Accounts payable			$ 52,458	$ 52,648
		Accrued liabilities			178,267	205,530
		Line of credit			622,000	573,000
		Deferred revenue			25,943	25,583
		Total current liabilities			878,668	856,761
		Long-term debt			600,021	597,085
		Other long-term liabilities			73,745	105,142
		Total long-term liabilities			673,766	702,227

		Total stockholders' deficit			(73,922)	(84,125)
		Noncontrolling interest			135	130
		Total deficit			(73,787)	(83,995)
		Total liabilities and stockholders' equity			$ 1,478,647	$ 1,474,993

IDEXX Laboratories, Inc. and Subsidiaries
Selected Balance Sheet Information(Unaudited)

		March 31,	December 31,	September 30,	June 30,	March 31,
		2016	2015	2015	2015	2015
Selected
Balance Sheet	Days sales outstanding[1]	43.7	43.3	43.8	43.7	41.6
Information:	Inventory turns[2]	1.6	1.5	1.5	1.5	1.6

[1] Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

[2] Inventory turns represent inventory-related cost of product sales for the twelve months preceding each quarter- end divided by the inventory balance at the end of the quarter.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2016	2015
Operating:	Cash Flows from Operating Activities:
	Net income	$ 46,025	$ 46,578
	Non-cash charges	27,683	21,995
	Changes in assets and liabilities	(48,419)	(75,504)
	Tax benefit from share-based compensation arrangements	(2,063)	(7,713)
	Net cash provided (used) by operating activities	23,226	(14,644)
Investing:	Cash Flows from Investing Activities:
	Purchases of property and equipment	(21,906)	(23,017)
	Purchase of marketable securities	(72,079)	(140,448)
	Proceeds from the sale and maturities of marketable securities	70,186	3,228
	Acquisitions of businesses, net of cash acquired	-	(383)
	Net cash used by investing activities	(23,799)	(160,620)
Financing:	Cash Flows from Financing Activities:
	Borrowings on revolving credit facilities, net	49,000	500
	Issuance of long-term debt	-	150,000
	Repurchases of common stock	(53,480)	(133,647)
	Debt issue costs	(57)	(90)
	Proceeds from the exercise of stock options and employee stock purchase plans	5,760	12,325
	Payment of acquisition-related contingent consideration	(2,084)	-
	Tax benefit from share-based compensation arrangements	2,063	7,713
	Net cash provided by financing activities	1,202	36,801
	Net effect of changes in exchange rates on cash	3,330	(1,913)
	Net increase (decrease) in cash and cash equivalents	3,959	(140,376)
	Cash and cash equivalents, beginning of period	128,994	322,536
	Cash and cash equivalents, end of period	$ 132,953	$ 182,160

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow[1]
Amounts in thousands (Unaudited)
		Three Months Ended
		March 31,	March 31,
		2016	2015
Free Cash
Flow:	Net cash provided (used) by operating activities	$ 23,226	$ (14,644)
	Financing cash flows attributable to tax benefits from share-based compensation arrangements	2,063	7,713
	Investing cash flows attributable to purchases of property and equipment	(21,906)	(23,017)
	Free cash flow	$ 3,383	$ (29,948)

[1]Free cash flow is a non-GAAP financial measure and is calculated from cash generated from operations, including tax benefits attributable to share-based compensation arrangements, reduced by the Company's investments in fixed assets. Management believes free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. Management also believes this is a common financial measure useful to further evaluate the results of operations.

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)
	Three Months Ended
	March 31,	March 31,
	2016	2015
Share repurchases during the period	708	1,718
Shares surrendered by employees in payment for minimum
required withholding taxes due on share based compensation	52	61
Total number of shares purchased[1]	760	1,779
Average price paid per share	$70.06	$77.85

Shares remaining under repurchase authorization as of March 31, 2016 totaled 6,098,101.

[1]Shares repurchased and acquired through employee surrender for payment of minimum required withholding taxes on and before June 15, 2015 and the associated average cost per share have been adjusted to reflect the June 2015 two-for-one stock split.  Actual shares repurchased were approximately 890,000 for the three months ended March 31, 2015.

Contact: Ed Garber, Director, Investor Relations, 1-207-556-8155

Logo - http://photos.prnewswire.com/prnh/20110602/NE13041LOGO